Exhibit 99.1

CONTACT:

JetBlue Investor Relations
(203) 669-3191

JetBlue Corporate Communications
(718) 709-3089
corporatecommunications@jetblue.com

JetBlue Adjusts Fleet Delivery Plan Through 2016
JetBlue Slows Growth While Maintaining Flexibility

NEW YORK, (Dec. 4, 2006) – JetBlue Airways (Nasdaq: JBLU) today announces a revised fleet delivery plan designed to manage capacity growth while retaining maximum flexibility in order to respond to market conditions.

On December 4, 2006, JetBlue entered into Amendment No. 3 to our EMBRAER 190 Purchase Agreement to modify the timing of its EMBRAER 190 aircraft purchases.  See chart below for details.  JetBlue forecasts a 2007 available seat mile (ASM) capacity growth of 14-17 percent, which assumes additional aircraft sales, leases and/or assignments, a reduction from the 18-20 percent ASM capacity growth JetBlue previously expected.

‘‘JetBlue has grown phenomenally since we first started operating in February 2000,’’ said JetBlue Founder and CEO David Neeleman. ‘‘We are now entering a new chapter in the JetBlue story – still a story of strategic growth, but more a targeted growth that builds on our market dominance on the East Coast, and in particular, our home base of operations at New York’s John F. Kennedy International Airport.’’

JetBlue E190 Aircraft Delivery Schedules

		2005-2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	Total
Original	Firm	26	18	18	18	18	3	0	0	0	0	0	101
	Options	0	0	0	0	0	15	18	18	18	18	13	100
	Net	26	18	18	18	18	18	18	18	18	18	13	201

		2005-2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	Total
Revised	Firm	23	10	10	10	10	10	11	11	6	0	0	101
	Options	0	0	5	8	9	11	12	14	21	20	0	100
	Net	23	10	15	18	19	21	23	25	27	20	0	201

In the six years since its launch, JetBlue Airways has focused on creating a new airline category – an airline that offers value, service and style. Based out of New York City, the low-cost carrier currently serves 48 destinations with up to 470 flights daily. Onboard JetBlue, customers enjoy roomy leather seats and 36 channels of free DIRECTV(r) programming (a), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight(tm) is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts(r) coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars(r). On overnight flights from the West, the airline now offers Shut-Eye Service(tm), with a comfort kit designed exclusively for JetBlue by Bliss Spa and other special amenities including a ‘‘good morning’’ hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit
www.jetblue.com/ ?source=pr.

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(a)	DIRECTV(r) service is not available on flights outside the continental United States; however, where applicable FOX InFlight(tm) is offered complimentary on these routes. FOX InFlight(tm) is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; increases in maintenance costs, fuel prices, insurance costs and interest rates, our dependence on the New York market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.